Prospectus Supplement
Filed Pursuant to Rule 424(b)(3)
File No. 333-145810
PROSPECTUS
Prospectus Supplement No.9
(to Prospectus dated September 13, 2007)

     This Prospectus Supplement No.9 supplements and amends the prospectus dated September 13, 2007, relating to the sale of up to 3,249,860 shares of our common stock, or interests therein, by certain selling stockholders.
     This Prospectus Supplement includes the attached Current Report on Form 8-K that we filed with the U.S. Securities and Exchange Commission on October 1, 2008.
     This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and Supplements No. 1, No. 2, No. 3, No. 4, No. 5, No. 6, No. 7 and No. 8 thereto, and is qualified by reference to the Prospectus and Supplements No. 1, No. 2, No. 3, No. 4, No. 5, No. 6, No. 7 and No. 8 thereto, except to the extent that the information in this Prospectus Supplement No. 9 updates or supersedes the information contained in the Prospectus or Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5, Supplement No. 6, Supplement No. 7 or Supplement No. 8 thereto.
     Our common stock is listed on the NASDAQ Global Market under the symbol “OCLS.” On October 1, 2008, the last reported sale price for our common stock on the NASDAQ Global Market was $1.74 per share.

     Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully consider the risk factors described in “Risk Factors” beginning on page 5 of the Prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement No. 9 is October 1, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 25, 2008
OCULUS INNOVATIVE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33216	68-0423298

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1129 N. McDowell Blvd.	94954

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code
(707) 782-0792

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
On September 25, 2008, Oculus Innovative Sciences, Inc. (the “Company”) appointed its current Vice President International Operations and Sales, Mr. Bruce Thornton, as Executive Vice President effective October 1, 2008. As Executive Vice President, Mr. Thornton will be responsible for the Company’s U.S. operations in addition to international operations, for which he is already responsible. Mr. Thornton’s compensation will be increased from $225,000 to $250,000 for the remainder of fiscal year 2009. Mr. Thornton, age 44, has served as our Vice President of International Operations and Sales since June 2005. Mr. Thornton served as our General Manager for U.S. Operations from March 2004 to July 2005. He served as Vice President of Operations for Jomed (formerly EndoSonic Corp.) from January 1999 to September 2003, and as Vice President of Manufacturing for Volcano Therapeutics, an international medical device company, following its acquisition of Jomed, until March 2004. Mr. Thornton received a B.S. in aeronautical science from Embry-Riddle Aeronautical University and an M.B.A. from National University.
Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 1, 2008
OCULUS INNOVATIVE SCIENCES, INC.
	By:	/s/ Jim Schutz
Jim Schutz
Secretary